UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
 (Amendment No. 4)*
Pacific State Bancorp
 (Name of Issuer)

Common Stock
 (Title of Class of Securities)

69486P102
 (CUSIP Number)
12/31/2007
 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

0 Rule 13d-1(b)
0 Rule 13d-1(c)
☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
69486P102
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1) Names of Reporting Persons.
Steven A. Rosso

I.R.S. Identification Nos. of Above Persons (entities only)
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2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a) 0
(b) 0

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3) SEC Use Only

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4) Citizenship or Place of Organization
United States

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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 360,615
6. Shared Voting Power 5,822
7. Sole Dispositive Power 360,615
8. Shared Dispositive Power 5,822

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9) Aggregate Amount Beneficially Owned by Each Reporting Person
366,437

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) 0

11) Percent of Class Represented by Amount in Item 9
9.67%

12) Type of Reporting Person (See Instructions)
IN

ITEM 1.

(A) NAME OF ISSUER:
Pacific State Bancorp

(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:
1899 W. March Lane, Stockton CA 95207

ITEM 2.

(A) NAME OF PERSONS FILING:
Steven A. Rosso

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:
1899 W. March Lane, Stockton CA 95207

(C) CITIZENSHIP:
United States

(D) TITLE OF CLASS OF SECURITIES:
COMMON STOCK

(E) CUSIP NUMBER:
69486P102

ITEM 3. STATEMENT FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C)

Not applicable.

ITEM 4. OWNERSHIP.

(a) Amount beneficially owned:
366,437

(b) Percent of class:
9.67%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:
360,615

(ii) Shared power to vote or to direct the vote:
5,822

(iii) Sole power to dispose or to direct the disposition of:
360,615

(iv) Shared power to dispose or to direct the disposition of:
5,822

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 11, 2008

By: /s/ Steven A. Rosso
 Name: Steven A. Rosso